UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2004

MERCANTILE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of Incorporation)	0-5127 (Commission File Number)	52-0898572 (I.R.S. Employer Identification No.)

Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 20203
(Address of principal executive offices and Zip Code)

(410) 237-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Definitive Material Agreement.

        Mercantile Bankshares Corporation (the “Company”) has entered into a Membership Interests Purchase Agreement (the “Agreement”) with Harbor Group International, L.L.C. (the “Purchaser”), effective as of October 20, 2004. Pursuant to the terms of the Agreement, the Company is to convey to the Purchaser all of the membership interests in its wholly owned affiliate, MBC Realty, LLC (“Realty”) on the date of closing, which is anticipated to be on or about December 13, 2004, for a total consideration of Fifty-One Million Two Hundred Fifty Thousand Dollars ($51,250,000.00).

        Realty is the owner of the real property known as the Mercantile Bank and Trust Building, Baltimore, Maryland, which is the headquarters for the Company and its affiliate, Mercantile-Safe Deposit and Trust Company (“MSDTC”).

        The Purchaser has a thirty (30) day due diligence period to perform certain inspections and analysis, and has the right to terminate the Agreement during such period.

        In connection with this anticipated transaction MSDTC, the company’s affiliate, has agreed to enter into a lease for approximately all of the space it currently occupies in the Building effective upon the date of closing, as well as certain other space currently occupied by existing tenants. The lease will be for an initial term of ten (10) years, with two (2) renewal terms of five (5) years each, at an initial annual rental of Twenty Dollars ($20.00) per square foot for the office space, escalating by 3.0% per year.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.:

Date October 25, 2004	MERCANTILE BANKSHARES CORPORATION

	By:	/s/ TERRY L. TROUPE Terry L. Troupe Chief Financial Officer and Treasurer